                     HOME SAVINGS BANK OF ALBEMARLE, S.S.B.
                             155 West South Street
                        Albemarle, North Carolina 28001
                                 (704) 982-9184

                        _______________________________

                                PROXY STATEMENT
                        _______________________________


          SPECIAL MEETING OF MEMBERS TO BE HELD ON SEPTEMBER 17, 1996


                         PURPOSE OF THE SPECIAL MEETING

     This Proxy Statement (the "Proxy Statement") is being furnished to you in connection with the solicitation by the Board of Directors of Home Savings Bank of Albemarle, S.S.B. ("Home") of proxies to be voted at a special meeting of members (the "Special Meeting") to be held at Home's main office at 155 West South Street, Albemarle, Stanly County, North Carolina 28001 on September 17, 1996 at ____ _.m., local time.

     The Special Meeting will be held for the purpose of considering and voting upon the proposed Plan of Holding Company Conversion adopted by the Board of Directors of Home on May 14, 1996 (the "Plan of Conversion"), which provides for the adoption by Home of an amended Certificate of Incorporation and Bylaws. If the Plan of Conversion is approved by a majority of the total votes eligible to be cast and if certain other conditions are satisfied, Home will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and Home will become the wholly-owned subsidiary of South Street Financial Corp. (the "Holding Company"), a North Carolina corporation formed by Home to own all of the stock of Home issued pursuant to the Plan of Conversion and the Holding Company will offer shares of the common stock, no par value, (the "Common Stock") for sale to eligible members of Home and certain others (the "Conversion"). The proposed Plan of Conversion, including the proposed forms of Home's amended Certificate of Incorporation and Bylaws, is attached to this Proxy Statement as Attachment I. For a description of the Conversion, see "THE CONVERSION."

     This Proxy Statement is dated ___________, 1996, and is first being mailed to members of Home, together with the Holding Company's Prospectus dated __________, 1996 (the "Prospectus"), on or about ___________, 1996.

     The following information is not complete and is qualified in its entirety by the Plan of Conversion, which is attached to this Proxy Statement and includes Home's proposed amended Certificate of Incorporation and Bylaws, and by the information and financial statements and accompanying notes contained in the Prospectus which accompanies this Proxy Statement.

South Street Financial Corp.

     The Holding Company is a North Carolina corporation recently organized by the Board of Directors of Home to acquire all of the capital stock that Home will issue upon its Conversion from the mutual to stock form of ownership. The Holding Company has not as yet engaged in any business. Upon completion of the Conversion, its business will initially consist of owning Home, investing the proceeds of the Conversion that are retained by the Holding Company and holding the indebtedness to be outstanding as a result of a loan proposed to be made by the Holding Company to Home's Employee Stock Ownership Plan (the "ESOP"). See "MANAGEMENT OF HOME--Employee Stock Ownership Plan" in the Prospectus. The Holding Company has received the approval of the
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Administrator, Savings Institutions Division, North Carolina Department of
Commerce (the "Administrator") and the Board of Governors of the Federal Reserve System (the "Federal Reserve") to acquire Home.

     The executive office of the Holding Company is located at 155 West South Street, Albemarle, North Carolina, and its telephone number is (704) 982-9184.

Home Savings Bank of Albemarle, S.S.B.

     Home is a North Carolina-chartered mutual savings bank and has been in operation since 1911. Home has been a member of the Federal Home Loan Bank ("FHLB") system since 1954. Home's deposits have been federally insured since 1954 and are now insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

     Home conducts business through its main office in Albemarle, North Carolina and its full-service branch office in Locust, North Carolina. Its primary market area consists of Stanly County, North Carolina. At March 31, 1996, Home had total assets of $167.0 million, net loans of $106.7 million, deposits of $144.3 million and equity of $20.7 million which is 12.39% of total assets.

     Home is primarily engaged in the business of attracting retail deposits from the general public and using those deposits to make mortgage loans secured by one-to-four family residential real estate located in Home's primary market area. Home also makes home equity line of credit loans and other subordinate lien loans, loans secured by improved nonresidential real property, loans secured by undeveloped real property and construction loans. See "BUSINESS OF HOME" in the Prospectus. Home has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.


             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of Home has fixed the close of business on July 31, 1996 (the "Voting Record Date") as the record date for determining the members entitled to notice of and to vote at the Special Meeting. Home's depositors (including beneficial owners of Individual Retirement Accounts ("IRA's")) and borrowers are members of Home who are entitled to vote under its current Certificate of Incorporation and Bylaws.

     At the Special Meeting, each deposit account holder entitled to vote may cast one vote for each $100 or fraction thereof of the aggregate withdrawal value of any deposit account in Home as of the Voting Record Date. Each borrower member entitled to vote may cast one vote as a borrower in addition to the number of votes such member may be entitled to cast as an owner of a deposit account. No member, however, may cast more than 1,000 votes. A deposit account or loan creates a single membership for voting purposes, even though more than one person has an interest in such deposit account or is obligated on such loan.

     Beneficial owners of IRA's at Home will be considered voting members entitled to vote on the Plan of Conversion. Votes attributed to IRA accounts will not be cast if not cast by such beneficial owners. The legal owners of other fiduciary accounts, rather than the beneficial owners, will be treated as the member entitled to cast the votes for such account, unless the trust agreement or any other agreement relating to the fiduciary's authority provides otherwise.

     Twenty-five members present in person or by proxy at the Special Meeting will constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the total outstanding votes of Home's members eligible to be cast at the Special Meeting is required for approval of the Plan of Conversion. As of the Voting Record Date, Home's records disclose that there were _______ votes entitled to be cast at the Special Meeting, of which _______ votes would represent a majority.

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     Members may vote at the Special Meeting in person or by proxy.  Each proxy solicited hereby, if properly executed, duly returned prior to the date of the Special Meeting, and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting in accordance with the member's instructions indicated thereon. If no contrary voting instructions are indicated on the proxy card, the proxy will be voted FOR the Plan of Conversion. If any other
                                    ---
matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxyholders named therein. Management of Home is not aware of any other business to be presented at the Special Meeting.

     Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Home before or at the Special Meeting either a written revocation of the proxy, or by delivering to the Secretary of Home at or prior to the Special Meeting a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Proxies are being solicited only for use at the Special Meeting and any and all adjournments thereof and will not be used for any other meeting. No previously provided general proxies will be voted at the Special Meeting.

     The Board of Directors' solicitation of proxies for the Special Meeting is being made by means of this Proxy Statement. It may be followed by further letters and personal calls to members by employees or agents of Home. All costs of this proxy solicitation will be paid by Home.

     The directors and executive officers of Home were entitled to cast _____ votes as of the Voting Record Date for the Special Meeting.


                                    SUMMARY


Recommendation of Management  The Board of Directors of Home unanimously recommends approval of the Plan of Conversion. The directors and certain officers of Home have a personal interest in the approval of the Conversion to the extent that they will receive certain benefits as a result of the Conversion. See "MANAGEMENT OF HOME" in the Prospectus.

The Conversion                Home, as a mutual savings bank, now has no
                              stockholders and no authority to issue capital stock. By converting to the stock form of organization, Home will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of Home, including (i) a larger capital base for Home's operations, (ii) enhanced future access to capital markets and (iii) an opportunity for depositors of Home to become stockholders of the Holding Company. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Holding Company and Home.
                              Formation of the Holding Company will provide greater flexibility than Home would otherwise have to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with financial institutions, as well as other companies. See "THE
                              CONVERSION -- Purposes of Conversion."

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                              Each person with a deposit account in Home has pro
                              rata rights, based upon the balance in his or her account, in the net worth of Home upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, Home's depositors can realize value with respect to their interests only in the unlikely event that Home is liquidated and has a positive net worth.
                              In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid. Upon Home's conversion to stock form, its Certificate of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Home, including its net worth. All of the outstanding capital stock of Home will be acquired by the Holding Company, which in turn will issue shares of its common stock, no par value (the "Common Stock") to purchasers in the Conversion. The stock certificates issued by the Holding Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Home. The capital stock will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental agency.

                              Under Home's current Certificate of Incorporation and Bylaws, deposit account holders and borrowers at Home have voting rights with respect to certain matters relating to Home, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Home and will therefore not be able to elect directors of Home or control its affairs; (ii) voting rights with respect to Home will be vested in the Holding Company as the sole stockholder of Home; and (iii) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders.

                              The account balances, interest rates and other terms of deposit accounts at Home and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs Home to withdraw funds to pay for Common Stock purchased by the depositor). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with Home.

                              Home will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its offices operated by the existing management and employees of Home.

                              As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the Conversion, a "Liquidation Account" will be established for the benefit of
                              (i) Home's depositors as of December 31, 1994 who had aggregate deposits as of the close of business on such date of at least $50 ("Eligible Account Holders") and (ii) Home's depositors as of June 30, 1996 who had aggregate deposits as of the close of business on such date of at least $50 ("Supplemental Eligible Account Holders"). See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights."

The Offerings                 As part of the Conversion, the Holding Company is
                              making a subscription offering (the "Subscription
                              Offering") of Common Stock to certain of Home's depositors, members, directors, officers, employees and an employee benefit plan in the order of priorities set forth below under "THE
                              CONVERSION -- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in a community offering (the "Community Offering") to members of the general public, with first priority given to natural persons and trusts of natural persons residing in Stanly County, North Carolina and second priority given to natural persons or trusts of natural persons residing in Anson, Cabarrus, Montgomery, Rowan and Union Counties,
                              North Carolina (the "Surrounding Counties"), including IRA's, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County and the Surrounding Counties. See "THE
                              CONVERSION -- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers (the "Syndicated Community
                              Offering"). See "THE CONVERSION -- Syndicated
                              Community Offering." The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the valuation range of the aggregate pro forma market value of Home and the Holding Company (the "Valuation Range") established by an independent appraisal; provided, however, with the consent of the Administrator and the FDIC, the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. The current Valuation Range established in connection with the Conversion is from a minimum of $28,900,000 to a maximum of $39,100,000 with a midpoint of $34,000,000. The
                              Valuation Range is subject to change prior to consummation of the Conversion. Such change would not require a resolicitation of votes with respect to approval of the Plan of Conversion. See "THE
                              CONVERSION -- Purchase Price of Common Stock and
                              Number of Shares Offered."

Restrictions on Transfer of
 Subscription Rights          Prior to the completion of the Conversion, no
                              person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common
                              Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that the purchase of Common
                              Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See
                              "THE CONVERSION -- Certain Restrictions on
                              Transfer of Subscription Rights; False or
                              Misleading Order Forms." Subscription rights are nontransferable and persons found to be attempting to transfer subscription rights will be subject to the forfeiture of such rights and possible further sanctions. The Holding Company and Home will refer to the Administrator any situations that they believe may involve a transfer of subscription rights and will not honor orders known or believed by them to involve the transfer of such rights.

Conditions for Conversion     Under the Plan of Conversion, the terms of the
                              Administrator's approval, and applicable North
                              Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Home at the Special Meeting; (ii) sale of shares of Common
                              Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Holding Company and Home of favorable opinions of counsel or other tax advisors as to the federal and state tax consequences of the Conversion. If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, Home will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Home's statement savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Holding Company would not acquire control of Home.

Tax Consequences              Home has received an opinion from counsel with
                              respect to the income tax consequences of the Conversion. See "THE CONVERSION -- Income Tax
                              Consequences."

Benefits to Directors,
 Officers and
 Employees                    In connection with the Conversion, Home will enter
                              into employment agreements with its President and Chief Executive Officer, Carl M. Hill and its
                              Executive Vice President, R. Ronald Swanner. In addition, Home intends to adopt a Severance Plan which would benefit its employees in the event there was a change in control of the Holding
                              Company. Also, directors, officers and certain employees of Home would receive restricted grants of Common Stock of the Holding Company and options to purchase additional shares of such Common

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                              Stock, if such benefits are approved by the
                              Holding Company's stockholders at a meeting to be held no sooner than six months after the Conversion. In addition, in connection with the Conversion, Home has established the ESOP which will provide stock-based benefits to its employees. See "BENEFITS TO DIRECTORS AND EMPLOYEES."

Stock Purchases by
 Management                   The directors and executive officers of Home and
                              their associates anticipate subscribing for 69,500 shares at a cost of $695,000 in the Conversion.
                              See "ANTICIPATED STOCK PURCHASES BY
                              MANAGEMENT."

Use of Proceeds               The net proceeds from the sale of the Common Stock
                              in the Conversion, including shares purchased by
                              the ESOP with funds loaned by the Holding Company,
                              are estimated to be between $27,836,000 and
                              $37,840,000, depending upon the actual expenses of
                              the Conversion and other factors. See "PRO FORMA
                              DATA" in the Prospectus. The Holding Company
                              intends to use approximately 8% of the gross
                              proceeds of the Offerings (between $2,312,000 and
                              $3,128,000 assuming the issuance of between
                              2,890,000 and 3,910,000 shares) to fund the loan
                              made to the ESOP to purchase shares of Common
                              Stock in the Conversion. After deducting the
                              amount of such loan from the proceeds, the Holding
                              Company is expected to retain approximately 50% of
                              the remaining net proceeds from the issuance of
                              the Common Stock. The Holding Company will invest
                              these proceeds primarily in interest-bearing
                              deposits, U.S. government, federal agency and
                              other marketable securities with terms of up to
                              five years.
 .
                              The remainder of the net proceeds from the sale of the Common Stock will be paid by the Holding
                              Company to Home in exchange for all of the capital stock of Home. The net proceeds paid to Home will become part of Home's general funds, and will be invested in mortgage and other loans and investments consisting primarily of U.S.
                              government and federal agency obligations in accordance with Home's lending and investment policies. Net proceeds will also be used for other general corporate purposes, including, possibly, opening another branch office, although Home has no existing plans to open any additional office in the immediate future.

                              If Home's proposed Management Recognition Plan (the "MRP") is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "BENEFITS TO DIRECTORS AND EMPLOYEES -- Restricted Stock Grants." See also "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" in the Prospectus. Such shares may either be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Home would contribute between $1,156,000 and $1,564,000, respectively, to the MRP for this purpose, assuming the sale of between 2,890,000 and 3,910,000 shares in the Conversion. The price per share paid by the MRP could be more or less than $10.00 per share, which would change the total contribution to the MRP accordingly. See "USE OF PROCEEDS".

                              If the Holding Company's Stock Option Plan and Trust (the "Stock Option Plan") is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire in the open market a number of shares equal to 10% of the number of shares issued in the Conversion, which shares will be held to satisfy options granted under such plan. Such shares could be acquired after options are granted and prior to the time options vest under the Stock Option Plan. To the extent that sufficient shares are not acquired in the open market to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized by unissued shares for this purpose. See "BENEFITS TO DIRECTORS AND EMPLOYEES -- Stock Options" See also "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

Dividends                     The Board of Directors of the Holding Company
                              currently intends to establish a dividend policy following the Conversion to pay a regular quarterly cash dividend at a rate to be determined. Payment of dividends will be subject to determination and declaration by the Holding
                              Company's Board of Directors. The Board of
                              Directors will periodically review its dividend policy in view of the operating results and financial condition of the Holding Company and Home, net worth and capital requirements, regulatory restrictions, tax consequences, industry standards, and general economic conditions, and it will authorize cash dividends to be paid if it deems such payment appropriate and in compliance with applicable law. In addition, the Board of Directors may determine from time to time that it is prudent to pay special cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Board will determine whether to pay special cash dividends based upon its review of the Holding Company's current and anticipated needs for capital and its current and anticipated levels of capital and earnings.
                              Special dividends will not be paid during periods when the Board determines that the Holding Company needs funds or that it can deploy funds at desirable levels of profitability. On the other hand, the Board of Directors may decide to pay special dividends at times when the Board determines that payment of such dividends uses such funds to greater advantage than deploying them in the Holding Company's operations. There can be no assurance that any dividends will in fact be paid on the Common Stock or that, if paid, any such dividends will not be reduced or eliminated in future periods. The Holding Company and Home have agreed with the FDIC that any cash dividends paid to stockholders during the twelve-month period following the closing of the Conversion will be paid out of accumulated earnings and profits (as computed for federal income tax purposes) and will not constitute or be treated for tax purposes as returns of capital to stockholders. The ability of the Holding Company to pay dividends may be dependent upon the Holding Company's receipt of dividends from Home. There are regulatory limitations on the amount of dividends which Home can pay. In addition, see "TAXATION" in the Prospectus for a discussion of federal income tax provisions that may limit the ability of Home to pay dividends to the Holding Company without incurring a recapture tax. See "DIVIDEND POLICY."

                         RECOMMENDATION OF MANAGEMENT

     THE BOARD OF DIRECTORS OF HOME RECOMMENDS THAT YOU VOTE FOR THE PLAN OF
                                                             ---
CONVERSION. FAILURE TO VOTE IN FAVOR OF THE PLAN OF CONVERSION, IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION.
                                            -------
VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO SUBSCRIBE FOR THE PURCHASE OF ANY STOCK, AND VOTING AGAINST THE PLAN OR FAILING TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

     THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF HOME AND SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY
THE ADMINISTRATOR.

     THE DIRECTORS AND CERTAIN OFFICERS OF HOME HAVE A PERSONAL INTEREST IN THE APPROVAL OF THE CONVERSION TO THE EXTENT THAT THEY WILL RECEIVE CERTAIN BENEFITS AS A RESULT OF THE CONVERSION. SEE "BENEFITS TO DIRECTORS AND EMPLOYEES" IN THIS PROXY STATEMENT AND "MANAGEMENT OF HOME" IN THE PROSPECTUS.

                                 THE CONVERSION

General

     Home's Board of Directors has been studying Home's strategic options for several years. As a result of its analysis of the existing regulatory environment, the competition faced by Home and other factors, Home's Board of Directors decided to pursue the possibility of combining with another financial institution with greater assets and similar management philosophies in a "merger-conversion" transaction. On May 27, 1993, Home entered into an Agreement and Plan of Reorganization (the "Agreement") with BB&T Financial Corporation ("BB&T") pursuant to which Home would convert to the stock form of ownership and simultaneously be merged with Branch Banking and Trust Company, a wholly owned, North Carolina-chartered commercial bank subsidiary of BB&T.
After the FDIC objected to certain aspects of the proposed merger-conversion transaction, Home and BB&T jointly terminated the Agreement on June 20, 1994. Home has continued to evaluate its strategic options since that time, and the existing management of Home now believes that it will be in the best interest of Home to remain an independent financial institution. As a result, on May 14, 1996, Home's Board of Directors adopted a Plan of Holding Company Conversion (the "Plan of Conversion"). The Plan of Conversion was subsequently amended and restated on July 19, 1996. Home intends to pursue the business strategy described in the Prospectus with the goal of maximizing stockholder value after the Conversion. Neither the Holding Company nor Home has any existing plan to consider any possible business combination, and neither company has any agreement or understanding with respect to any possible business combination.

     The Board of Directors' adoption of the Plan of Conversion is subject to approval by the members of Home and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, Home will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding Company. The Holding Company will issue its common stock, no par value (the "Common Stock") to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain or loan to the ESOP to purchase the capital stock of Home. See "USE OF PROCEEDS." By letter dated __________, 1996, the Administrator approved the Plan of Conversion, subject to approval by the members of Home and satisfaction of certain other conditions. The Special Meeting will be held on September 17, 1996 for the purpose of considering approval of the Plan of Conversion.

     Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Holding Company to acquire Home. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Holding Company's application and expires _____________, 1996. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection
letter with respect to the transaction.   The FDIC has sent to Home a
conditional notification that it does not intend to object to the Conversion.

     The following is a summary of all material provisions of the Plan of Conversion. It is qualified in its entirety by the provisions of the Plan of Conversion, which contains a more detailed description of the terms of the Conversion and has attached to it Home's proposed amended Certificate of Incorporation and Bylaws. The Plan of Conversion is attached to this Proxy Statement as Attachment I.

Purposes of Conversion

     Home, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, Home will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of Home, including (i) a larger capital base for Home's operations,
(ii) enhanced future access to capital markets and (iii) an opportunity for depositors of Home to become stockholders of the Holding Company. Home also believes that by combining quality service and products with a local ownership base, its customers and community members who become stockholders of the Holding Company will be more inclined to continue to do business with, and perhaps bring additional business to, Home.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Articles of Incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Holding Company and Home. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan," "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan" in the Prospectus.

     Formation of the Holding Company will provide greater flexibility than Home would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current arrangements, understandings or agreements regarding any such business combinations.

Effects of Conversion

     General. Each person with a deposit account in Home has pro rata rights, based upon the balance in his or her account, in the net worth of Home upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, Home's depositors can realize value with respect to their interests only in the unlikely event that Home is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon Home's conversion to stock form, its Certificate of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Home, including its net worth. See the Amended Certificate of Incorporation and Bylaws which will become effective upon consummation of the Conversion, which documents are attached to the Plan of Conversion as a part of Attachment I. All of the outstanding capital stock of Home will be acquired by the Holding Company, which in turn will issue the Common Stock to purchasers in the Conversion. The stock certificates issued by the Holding Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Home. The capital stock will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental entity.

     Voting Rights. Under Home's current Certificate of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to Home, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Home and will therefore not be able to elect directors of Home or control its affairs; (ii) voting rights with respect to Home will be vested in the Holding Company as the sole stockholder of Home;
and (iii) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK" in the Prospectus.

     Deposit Accounts and Loans. The account balances, interest rates and other terms of deposit accounts at Home and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs Home to withdraw funds to pay for Common Stock purchased by the depositor). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with Home.

     Continuity.   Home will continue without interruption, during and after
completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its offices operated by the existing management and employees of Home.

     Loans to Purchase Stock. Home cannot make any loan to any customer the proceeds of which will be used to purchase Common Stock in the Conversion.

     Liquidation Rights. In the unlikely event of a complete liquidation of Home, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

     Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of Home, each holder of a deposit account in Home would receive such holder's pro rata share of any assets of Home remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in Home at the time of liquidation.

     Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the Conversion, a special account called a "Liquidation Account" will be established for the benefit of (i) Home's depositors as of December 31, 1994 who had aggregate deposits as of the close of business on such date of at least $50 ("Eligible Account Holders") and (ii) Home's depositors as of June 30, 1996 who had aggregate deposits as of the close of business on such date of at least $50 ("Supplemental Eligible Account Holders"). The amount of the Liquidation Account will be equal to the net worth of Home as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. The liquidation account will be established as a memorandum account, (i.e., an account not appearing on Home's statement of financial condition). The liquidation account is not an escrow account and is established to provide a limited priority claim to the assets of Home after the Conversion. Under applicable regulations, Home will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and see "SUPERVISION AND REGULATION -- Regulation of Home -- Restrictions on Dividends and Other Capital Distributions" in the Prospectus. After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of Home, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on Home's capital stock, equal to their proportionate interests at that time in the Liquidation
Account.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of December 31, 1994 (the "Eligibility Record Date") or as of June 30, 1996 (the "Supplemental Eligibility Record Date"), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the "Qualifying Deposit" (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Home is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation

Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of Home.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not Home is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

Offering of Common Stock

     As part of the Conversion, the Holding Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with first priority being given to natural persons and trusts of natural persons residing in Stanly County, North Carolina and with second priority being given to natural persons or trusts of natural persons residing in the Surrounding Counties, including IRA's, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County or the Surrounding Counties. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers in the Syndicated Community Offering to be managed by Trident Securities, Inc. ("Trident Securities"). See "-- Syndicated Community Offering." The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC, the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-
- - Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Holding Company will consult with the Administrator to determine an appropriate alternative method of selling shares of Common Stock required to be offered in the Conversion. The same per share price ($10.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings (collectively, the "Offerings").

     The Subscription Offering will expire at the "Expiration Time," which is 12:00 noon, local time, on September 17, 1996, unless, with the approval of the Administrator, the offering period is extended by the Holding Company and Home. The Community Offering, if any, may commence at any time following commencement of the Subscription Offering and will terminate at any time thereafter at the discretion of Home without prior notice, but not later than November 1, 1996, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion. The Offerings may not be extended beyond September 17, 1998.

     The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Holding Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced immediately after the Expiration Time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan of Conversion requires that the Conversion be completed within 24 months after the date of approval of the Plan of Conversion by Home's members.

Subscription Offering

     In accordance with North Carolina conversion regulations, non-transferable subscription rights ("Subscription Rights") have been granted under the Plan of Conversion to the following persons in the following order of priority: (i) Home's Eligible Account Holders, who are depositors as of December 31, 1994, who had Qualifying Deposits on such date; (ii) the ESOP; (iii) Home's Supplemental Eligible Account Holders, who are depositors as of June 30, 1996, who had Qualifying Deposits on such date; (iv) Home's depositor and borrower members as of July 31, 1996, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"); and (v) directors, officers and employees of Home who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan of Conversion and described below.

     Eligible Account Holders. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations." Subscription rights of Eligible Account Holders are superior to all other Subscription Rights granted in the Conversion. If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock equal to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to
purchase 8% of the number of shares to be issued in the Conversion.   In the
event of an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the ESOP intends to purchase in the open market after the Conversion such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

     Supplemental Eligible Account Holders. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     Other Members. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, Other Members of Home as of July 31, 1996 (the voting record date for the Special Meeting), other than Eligible Account Holders and Supplemental Eligible Account Holders, have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the number of votes eligible to be cast by each such Other Member bears to the total number of votes eligible to be cast by all such Other Members at the Special Meeting.

     Employees, Officers, and Directors. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, Home's employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

Community Offering

     Any shares of Common Stock which remain unsubscribed for in the Subscription Offering will be offered by the Holding Company to members of the general public in the Community Offering, which may commence at any time following commencement of the Subscription Offering, with first priority given to natural persons and trusts of natural persons residing or located in Stanly County, North Carolina and with second priority being given to natural persons or trusts of natural persons residing or located in the Surrounding Counties, including IRA's, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County and the Surrounding Counties. The Community Offering may terminate at any time after the Expiration Time at the discretion of Home without prior notice, but no later than November 1, 1996, unless further extended with the consent of the Administrator. The Community Offering may not be extended beyond September 17, 1998. The opportunity to subscribe for shares of Common Stock in the Community Offering is subject to the right of Home and the Holding Company, in their sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the termination of the Community Offering. In the event Home and the Holding Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at Home's statement savings rate.

     In the event that subscriptions by first priority and second priority subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in Stanly County, North Carolina, including IRA's, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by Home and the Holding Company) prior to any allocation to second priority subscribers in the Community Offering (natural persons and trusts of natural persons residing in the Surrounding Counties) ("Second Priority Community Subscribers").

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by Home and the Holding Company in the entire amount of such order up to a number of shares no greater than 40,000 shares, which number shall be determined by the Board of Directors of Home prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by Second Priority Community Subscribers in the event shares are available for such subscribers but there is an oversubscription by them.

Syndicated Community Offering

     The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Holding Company in the sale of the Common Stock. The Holding Company and Home have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $10.00 per share which is the same price as all other shares being offered in the Conversion.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Holding Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Holding Company believes that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Holding Company establishes for each Selected Dealer. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at Home's statement savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of Home and the Holding Company, but in no case later than November 1, 1996, unless extended with the consent of the Administrator. The Syndicated Community Offering may not be extended beyond September 17, 1998.

Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms

     The Subscription Rights granted under the Plan of Conversion are non-transferable. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own account within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

     Home reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription

Rights. The nature and extent of such investigation will be at Home's sole discretion and Home may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy Home that its Plan of Conversion and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases Home reserves the right to seek legal advice from the General Counsel of the Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

     The Plan of Conversion provides that, if Home's Board of Directors determines that a subscriber (i) has submitted false or misleading information on his or her Stock Order Form or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan of Conversion or applicable law or (iii) fails to cooperate with attempts by Home or the Holding Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber and may refer the situation to the Administrator.

No Fractional Shares

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at Home's statement savings rate, and amounts designated for withdrawal from deposit accounts will be released.

Purchase Price of Common Stock and Number of Shares Offered

     The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $10.00 per share. The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Holding Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     Home has retained Ferguson & Co., LLP ("Ferguson"), an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of Home and the Holding Company and to assist Home in preparing a business plan. For its services in determining such valuation and assisting with the business plan, Ferguson will receive an aggregate fee of $32,000 and will be reimbursed for certain reasonable out-of-pocket expenses. Home has agreed to indemnify Ferguson and its employees against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services. Ferguson's address is Suite 550, 122 West John Carpenter Freeway, Irving, Texas.

     FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

     Ferguson has informed Home that its appraisal has been made in reliance upon the information contained in the Prospectus, including the financial statements of Home. Ferguson has further informed Home that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Holding Company and Home; (ii) the economic and demographic conditions in Home's existing market area; (iii) certain historical, financial and other information relating to Home; (iv) the proposed dividend policy of the Holding Company; (v) a comparative evaluation of the operating and financial statistics of Home with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions Ferguson believes to be comparable in relevant respects to Home and the Holding Company and general conditions in the markets for such securities. In addition, Ferguson has advised Home that it has considered the effect of the Conversion on the net worth and earnings potential of the Holding Company and Home.

     On the basis of its consideration of the above factors, Ferguson has advised Home that, in its opinion, at April 30, 1996, the Valuation Range of Home and the Holding Company was from a minimum of $28,900,000 to a maximum of $39,100,000, with a midpoint of $34,000,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $10.00 per share, the number of shares to be offered ranges from a minimum of 2,890,000 shares to a maximum of 3,910,000 shares, with a midpoint of 3,400,000 shares.

     The Board of Directors of Home has reviewed the methodology and assumptions used by Ferguson in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

     Upon completion of the Subscription, Community and Syndicated Community Offerings, Ferguson will confirm or update its valuation of the estimated aggregate pro forma market value of Home and the Holding Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

     With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $44,965,000 (4,496,500 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     No sale of shares of Common Stock may be consummated unless, after the end of the offering period, Ferguson confirms to Home, and the Holding Company that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of Home and the Holding Company at the conclusion of the Subscription and Community Offerings or Syndicated Community Offering, if any. If the aggregate pro forma market value of Home and the Holding Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of Home and the Holding Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan of Conversion may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

     In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at Home's statement savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the Securities Exchange Commission ("SEC"). A resolicitation may
delay completion of the Conversion.   If the Plan of Conversion is terminated,
all funds will be returned promptly with interest at Home's statement savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering."

     The valuation by Ferguson is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. Ferguson did not independently verify the financial statements and other information provided by Home, nor did Ferguson value independently the assets or liabilities of Home. The valuation considers Home as a going concern and should not be considered as an indication of the liquidation value of Home or the Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell shares at prices in the range of the foregoing valuation of the pro forma market value thereof.

     A copy of the complete appraisal by Ferguson is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center established in connection with the Conversion at Home's headquarters office at 155 West South Street, Albemarle, North Carolina, in an area separate from Home's banking operations. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the Securities and Exchange Commission ("SEC") with respect to the Common Stock offered by the Prospectus. See "ADDITIONAL INFORMATION."

Exercise of Subscription Rights and Purchases in Community Offering

     In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, a Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home by the Expiration Time, which is 12:00 noon, local time, on September 17, 1996. However, the ESOP will not be required to make payment for shares subscribed for until the date set for consummation of the Conversion; provided, however, that at the time the ESOP submits its order form, it has obtained a commitment from the Holding Company or an independent third party lender to loan the ESOP the funds necessary to satisfy its order. Subscription Rights (i) for which Home does not receive Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not Home has been able to locate the persons entitled to such rights. In order to purchase in the Community Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home prior to the time the Community Offering terminates, which could be at any time subsequent to the Expiration Time. No wire transfer, facsimile, altered or photocopied Stock Order Form will be accepted.

     The amount to be remitted with the Stock Order Form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Payment must accompany all completed Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid.

     Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of Home; (ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in Home (other than a negotiable order of withdrawal account or other demand deposit account). Wire payments will not be accepted for the purchase of Common Stock.

     Interest will be paid by Home on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at Home's statement savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by Home until consummation or termination of the Conversion. Home shall be entitled to invest all amounts paid on subscriptions for Common

Stock for its own account until completion or termination of the Conversion. Home may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock.

     The Stock Order Forms contain appropriate means by which authorization of accounts may be made to pay for subscribed shares. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at Home's statement savings rate.

     Upon completion or termination of the Conversion, Home will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its statement savings rate from the date good funds are received until the consummation or termination of the Conversion, and Home will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

Persons in Non-Qualified or Foreign Jurisdictions

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, the Holding Company shall not offer or sell shares of Common Stock or Subscription Rights under the Plan of Conversion in a foreign country, and may elect not to offer or sell shares of Common Stock or Subscription Rights under the Plan of Conversion in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, Home or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

Marketing Arrangements

     Home has retained Trident Securities to consult with and advise Home and the Holding Company and to assist the Holding Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will assist Home and the Holding Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Holding Company as placement agent on a best-efforts basis in the sale of the Common Stock in the Community Offering and Syndicated Community Offering, if any; (ii) it will conduct training sessions to ensure that directors, officers and employees of Home are knowledgeable regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of Common Stock and to respond appropriately to customer inquiries.

     For rendering its services, Home has agreed to pay Trident Securities (a) a management fee equal to four tenths of one percent (.40%) of the aggregate dollar amount of Common Stock sold in the Subscription Offering and the Community Offering and (b) a commission equal to 1.65% of the aggregate dollar amount of Common Stock sold in the Subscription Offering and the Community Offering, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion). Home has also agreed to pay to

Selected Dealers, if any, negotiated commissions. Home has already paid Trident Securities $10,000 toward amounts due to such agent.

     Home has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, in an amount not exceeding $37,500, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under securities laws. Total fees and commissions to Trident Securities, excluding expenses, are expected to be between $537,802 and $733,438 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" in the Prospectus for the assumptions used to determine these estimates.

Minimum and Maximum Purchase Limitations

     Each person subscribing for Common Stock in the Conversion must subscribe for at least 50 shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by any person or entity (or persons or entities exercising Subscription Rights through a single account), or group of persons or entities acting in concert, is 40,000 shares. In addition, no person or entity, or group of persons or entities acting in concert, together with any associates, may subscribe for more than 100,000 shares of Common Stock issued in the Conversion; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (312,800 shares, assuming the issuance of 3,910,000 shares). Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person.

     The Board of Directors of Home may in its absolute discretion (i) decrease the 40,000 share maximum purchase price limitation to an amount not less than 1% of the number of shares offered and sold in the Conversion or (ii) increase such 40,000 share maximum purchase limitation to an amount of up to 5% of the shares of Common Stock offered and sold. Any decrease or increase in the maximum purchase limitation by Home's Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on September 17, 1996. In the event the 40,000 share maximum purchase limitation is increased, any subscriber in the Subscription, Community or Syndicated Community Offering who has subscribed for 40,000 shares and certain other large subscribers in the discretion of the Holding Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

     The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

     (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Home, the Holding Company or any subsidiary of Home or of the Holding Company;

     (ii) any corporation or organization (other than Home, the Holding Company or a majority-owned subsidiary of Home or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

     (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     For purposes of the foregoing limitations, (i) directors and officers of Home or the Holding Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common

Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

     For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Home may presume that certain persons are acting in concert based on, among other things, the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Approval, Interpretation, Amendment and Termination

     Under the Plan of Conversion, the terms of the Administrator's approval, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Home at the Special Meeting; (ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Holding Company and Home of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

     If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, Home will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Home's statement savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Holding Company would not acquire control of Home.

     All interpretations by Home and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. Home and the Holding Company may reject Stock Order Forms that are not properly completed. However, the Holding Company and Home retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan of Conversion may be substantively amended by a two-thirds vote of Home's Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of Home's Board of Directors with the concurrence of the Administrator. If Home determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of Home's Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of Home's Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan of Conversion by the Members at the Special Meeting.

Income Tax Consequences

     Home has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to Home and no gain or loss will be recognized by Home either in its mutual or stock form; (ii) no gain or loss will be recognized by Home as a result of the transfer of the Subscription Rights to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, the

ESOP and directors, officers and employees of Home; (iii) no gain or loss will be recognized by Home upon the purchase of Home's stock by the Holding Company or upon the sale by the Holding Company of its Common Stock; (iv) no gain or loss will be recognized by Home's depositors with respect to their deposit accounts at Home as a consequence of the Conversion; (v) the tax basis of depositors' deposit accounts at Home will not be changed as a result of the Conversion; (vi) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of Home upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (viii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (ix) the tax basis of interests in the Liquidation Account will be zero. Home has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

     Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. Home has been advised by Ferguson that, in its opinion, the Subscription Rights will not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of Ferguson is not binding on the Internal Revenue Service ("IRS") and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.


                      BENEFITS TO DIRECTORS AND EMPLOYEES

In connection with the Conversion, certain benefits will be provided to directors, officers and employees of Home.

     Employment Agreement. In connection with the Conversion, Home will enter into employment agreements with Carl M. Hill, the President and Chief Executive Officer of Home and R. Ronald Swanner, the Executive Vice President of Home. Mr. Hill's and Mr. Swanner's employment agreements provide for initial annual salaries of $157,320 and $101,160, respectively. See "MANAGEMENT OF HOME -- Employment Agreements" in the Prospectus.

     Severance Plan. In connection with the Conversion, Home intends to adopt a Severance Plan which would benefit its employees in the event there was a change
in control of the Holding Company.   See "MANAGEMENT OF HOME -- Severance Plan
in the Prospectus.

     Restricted Stock Grants. Pursuant to a proposed MRP, which the Boards of Directors of the Holding Company and Home intend to approve and which is subject to stockholder approval, directors, officers and certain employees of Home would receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the Conversion (between 115,600 and 156,400 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares). Shares issued under the MRP will be issued at no cost to recipients. Assuming that the shares issued pursuant to the MRP have a value of $10.00 per share, such shares would have a value of between $1,156,000 and $1,564,000.

     It is currently expected that 5% of the shares available under the MRP will be granted to each non-employee director. If 3,910,000 shares were issued in the Conversion, each non-employee director would receive restricted stock grants of 7,820 shares which, assuming such shares had a value of $10.00 per share, would have a value of $78,200.

     Under the proposed MRP, Home's two executive officers, Carl M. Hill and R. Ronald Swanner, would receive restricted stock grants for shares equal to approximately 25% and 20% respectively, of the shares available under the MRP. If 3,910,000 shares were issued in the Conversion and if such shares had a value of $10.00 per share, Mr. Hill and Mr. Swanner would receive restricted stock grants of 39,100 shares and 31,280 shares, respectively, having a value of $391,000 and $312,800, respectively. Upon approval of the MRP, all of the other employees of Home will be granted, in the aggregate, 35% of the shares available under the MRP. Assuming the issuance of 3,910,000 shares in the Conversion, the other employees would receive an aggregate of 54,740 shares which, assuming such shares had a value of $10.00 per share, would have a value of $547,400.

     If the MRP is submitted to and approved by the stockholders of the Holding Company at a meeting of the stockholders held no sooner than six months following the Conversion, the MRP will provide that shares granted under the MRP will be forfeited unless recipients of grants satisfy certain vesting requirements. If the MRP is submitted to and is approved by the stockholders of the Holding Company at a meeting of stockholders held no sooner than one year following the Conversion, the MRP will provide that, under certain conditions, the grants may vest on an accelerated basis. Grants of restricted stock under the MRP will be made at no cost to recipients. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" in the Prospectus.

     Stock Options. Pursuant to the proposed Stock Option Plan which the Boards of Directors of the Holding Company and Home intend to approve, and which is subject to stockholder approval, directors and employees of Home would receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 289,000 and 391,000 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares).

     It is currently expected that 5% of the shares available under the proposed Stock Option Plan, will be granted to each non-employee director. If 3,910,000 shares were issued in the Conversion, each non-employee director would receive options to purchase 19,550 shares. It is currently expected that Mr. Hill and Mr. Swanner will be granted options to purchase 25% and 20%, respectively, of the shares available under the Stock Option Plan. If 3,910,000 shares were issued in the Conversion, Mr. Hill and Mr. Swanner would receive options to purchase 97,750 shares and 78,200 shares, respectively. Under the proposed Stock Option Plan, the other officers of Home will be granted, in the aggregate, options to purchase 35% of the shares available under the Stock Option Plan. Assuming the issuance of 3,910,000 shares in the Conversion, the other officers would receive options to purchase an aggregate of 136,850 shares.

     If the Stock Option Plan is submitted to and approved by the stockholders of the Holding Company at a meeting of the stockholders to be held no sooner than six months following the Conversion, the provisions of the Stock Option Plan will provide that options granted under the Stock Option Plan will be forfeited unless recipients of grants satisfy certain vesting requirements. If the Stock Option Plan is submitted to and approved by the stockholders of the Holding Company at a meeting of stockholders held no sooner than one year following the Conversion, the provisions of the Stock Option Plan will provide that under certain conditions, the grants may vest on an accelerated basis.
The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock Option Plan is approved by the Holding Company's stockholders), and the options will have terms of 10 years or less. Options would be issued at no cost to recipients. See "MANAGEMENT OF HOME -- Proposed Stock Option Plan" in the Prospectus.

     ESOP.   In connection with the Conversion, Home has established the ESOP.
As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 231,200 and 312,800 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan" in the Prospectus.


                   ANTICIPATED STOCK PURCHASES BY MANAGEMENT

     Directors, officers and employees of Home will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same price per share--$10.00--that will be paid by other subscribers. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, at the same price and subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

     The following table sets forth for each of the executive officers and directors of Home who intend to purchase Common Stock, and for all executive officers and directors as a group the aggregate dollar amount of Common Stock for which such director or executive officer has informed Home he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that 3,910,000 shares of Common Stock will be issued and that sufficient shares will be available to satisfy the subscriptions of Home's executive officers and directors.


                                                    Anticipated    Anticipated
                                                      Amount          Number         As a Percent
                                                    to be Paid      of Shares          of Shares
Name                                                for Shares        to be          Offered /(2)/
- ----                                                ----------     Purchased /(1)/   -------------
                                                                   ---------------
Carl M. Hill, President, CEO and Director            $400,000           40,000            1.02%
Caldwell A. Holbrook, Jr., Director                    20,000            2,000            0.05
Joel A. Huneycutt, Director                           150,000           15,000            0.38
Douglas Dwight Stokes, Director                       150,000           15,000            0.38
R. Ronald Swanner, Executive Vice President           100,000           10,000            0.26
    and Director
Greg E. Underwood, Director                           100,000           10,000            0.26
                                                     --------           ------            ----
        Total                                        $920,000           92,000            2.35%
                                                     ========           ======            ====

______________________

(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. Also, grants under the proposed MRP and shares subject to option under the proposed stock option plan, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of Home) will have voting control over unallocated shares.
     Under the proposed MRP, if approved by the stockholders of the Holding Company, a number of shares equal to 4% of the shares issued in the Conversion could be issued to directors and certain employees of Home.
     Such shares could be
     purchased in the open market or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. Under the proposed Stock Option Plan, if approved by the stockholders of the Holding Company, directors and certain officers of Home could receive options to purchase a number of shares equal to 10% of the shares issued in the Conversion. Shares to fund such options could be acquired in the open market or could be acquired through the issuance of authorized but unissued shares. If shares are acquired in the open market and held by the Stock Option Plan prior to the exercise of options under the Plan, holders of unexercised options will have voting control over the shares held to fund their options. See "MANAGEMENT OF HOME --Employee Stock Ownership Plans", "-- Proposed Management Recognition Plan" and "--Proposed Stock Option Plan" in the Prospectus.

(2) If (i) the MRP and Stock Option Plan are approved by the Holding Company's stockholders, (ii) all restricted shares that could be issued to directors and executive officers under the MRP are issued, (iii) all options which could be issued to directors and executive officers under the Stock Option Plan are issued and are exercised, and (iv) all shares to be issued under the Stock Option Plan and the MRP are purchased in the open market, then directors and executive officers and their associates would own 447,810 shares or 11.45% of the 3,910,000 shares outstanding. In addition, other Home employees would receive, in the aggregate 54,470 restricted shares and options to purchase 136,850 shares pursuant to the MRP and Stock Option Plan, assuming the issuance of 3,910,000 shares in the Conversion. In addition, the ESOP is expected to acquire 8% of the shares outstanding, which would be issued to executive officers and the other Home employees. Thus, the directors and executive officers of Home and their affiliates and other employees of Home, have the potential of owning 952,200 shares or 24.35% of the 3,910,000 shares outstanding (not including shares purchased in the open market by any such persons after the Conversion and not including shares which may be purchased in the Offerings by Home employees other than the executive officers). See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan", "-- Proposed Management Recognition Plan", "-- Proposed Stock Option Plan" and "RISK FACTORS -- Articles of Incorporation and Bylaw Provisions, Statutory Provisions, Agreements with Employees and Voting Control Issues That Could Discourage Hostile Acquisitions of Control -- Voting Control of Officers, Directors and Employees" in the
     Prospectus.

     Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of Home in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

     In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or the Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of Home or the Holding Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $27,836,000 and $37,840,000, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Valuation Range, it is anticipated that net proceeds will equal $43,593,000. See "PRO FORMA DATA" in the Prospectus for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering with funds borrowed from the Holding Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $2,312,000 (if 2,890,000 shares are issued) to $3,128,000 (if 3,910,000 shares are issued). See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan" in the Prospectus.

     After first deducting the amount of the net proceeds used by the Holding Company to make the loan to the ESOP (estimated to range from $2,312,000 to $3,128,000), it is expected that the Holding Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to Home in exchange for all of the common stock of Home to be issued in connection with the Conversion. The Holding Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Holding Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-bearing deposits, U.S. government, federal agency and other marketable securities with terms of up to five years. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors. The net proceeds retained by the Holding Company also may be used to support the future expansion of operations of the Holding Company through acquisitions of other financial institutions. The Holding Company has no pending agreements or understandings regarding any such acquisitions, and there are no pending negotiations regarding any such acquisitions. No such acquisitions are planned at this time.

     Upon completion of the Conversion, the Board of Directors of the Holding Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors of the Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, the ability to increase the book value and earnings per share of the remaining outstanding shares, and an improvement in the Holding Company's return on equity; (ii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Holding Company and Home will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Holding Company's and Home's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. No stock repurchases may be made within one year after the Conversion without the approval of the Administrator. Federal regulations require that the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any rolling 12 month period. The Holding Company does not intend to repurchase any Common Stock during the first year following the Conversion.

     The portion of the net proceeds paid to Home in the Conversion will have the immediate effect of providing Home with substantial new capital which will significantly increase its net worth and regulatory capital. See "PRO FORMA DATA" and "SUPERVISION AND REGULATION -- Regulation of Home -- Capital Requirements

Applicable to Home" in the Prospectus. The net proceeds paid to Home will become part of Home's general funds and will be invested primarily in mortgage, consumer and other loans and investments consisting primarily of U.S. government and federal agency obligations in accordance with Home's lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Conversion because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to Home will be used for general corporate purposes, including possibly opening another branch office, although Home has no existing plans to open any additional office in the future.

     If the MRP is approved by the stockholders of the Holding Company, as soon as practicable thereafter, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" in the Prospectus. Such shares may be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase will be provided by Home from the proceeds of the Conversion and its other capital. It is estimated that between 115,600 and 156,400 shares will be acquired by the MRP, assuming the issuance of between 2,890,000 and 3,910,000 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Home would contribute between $1,156,000 and $1,564,000, respectively, to the MRP for this purpose.

     If the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan may acquire a number of shares of Common Stock in the open market equal to 10% of the number of shares issued in the Conversion. These shares would be held by the Stock Option Plan for issuance upon the exercise of stock options. To the extent the Stock Option Plan does not acquire sufficient shares to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF HOME -- Proposed Stock Option Plan" in the Prospectus. In the event shares are acquired in the open market, the funds for such purchase may be provided by the Holding Company or Home from the proceeds of the Conversion. It is estimated that between 289,000 and 391,000 shares will be acquired by the Stock Option Plan, assuming the issuance of between 2,890,000 and 3,910,000 shares, respectively, in the Conversion. If all such shares were acquired by the Stock Option Plan in the open market, and if such shares were acquired at a price of $10.00 per share, the Holding Company or Home would contribute between $2,890,000 and $3,910,000, respectively, to the Stock Option Plan for this purpose.

     The proceeds of the Offerings will result in an increase in Home's net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch acquisitions, business combinations or otherwise. Payments for shares of Common Stock of the Holding Company made through the withdrawal of existing deposit accounts at Home will not result in the receipt of new funds for investment by Home.


                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Holding Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors of the Holding Company intends to establish a dividend policy following the Conversion to pay a regular quarterly dividend at a rate to be determined. Declarations of dividends, if any, by the Holding Company's Board of Directors will depend upon a number of factors, including investment opportunities available to the Holding Company and Home, capital requirements, regulatory limitations, the Holding Company's and Home's results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Holding Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future. In addition, the Board of Directors may determine from time to time that it is prudent to pay special cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Board will determine whether to pay special cash dividends based upon its review of the Holding Company's current and anticipated needs for capital and its current and anticipated levels of capital and earnings. Special dividends will not be paid during periods when the Board determines that the Holding Company needs funds or that it can deploy funds at desirable levels of profitability. On the other hand, the Board of Directors may decide to pay special dividends at times when the Board determines that payment of such dividends uses such funds to greater advantage than deploying them in the Holding Company's operations. Like regular cash dividends, there can be no assurances that special dividends will be paid, or, if paid, will continue to be paid. The Holding Company and Home have agreed with the FDIC that any cash dividends paid to stockholders during the twelve-month period following the closing of the Conversion will be paid out of accumulated earnings and profits (as computed for federal income tax purposes) and will not constitute or be treated for tax purposes as returns of capital to stockholders.

     The sources of income to the Holding Company initially will consist of income from investments and dividends paid by Home to the Holding Company, if any. Consequently, future declarations of cash dividends by the Holding Company may depend upon dividend payments by Home to the Holding Company, which payments are subject to various restrictions. Under current North Carolina regulations, Home could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, Home will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of Home -- Restrictions on Dividends and Other Capital Distributions" in the Prospectus.
As a result of this limitation, if Home had been a stock institution at the end of fiscal 1995, it could not have paid a dividend to the Holding Company, its sole stockholder, in excess of approximately $1.2 million without the approval of the Administrator. As a converted institution, Home also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "-- Liquidation Rights After the Conversion." Also, see "TAXATION -- Federal Income Taxation" in the Prospectus for a discussion of federal income tax provisions that may limit the ability of Home to pay dividends to the Holding Company without incurring a recapture tax.


                           REGISTRATION REQUIREMENTS

     The Holding Company will register its Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.


                  ADDITIONAL INFORMATION AND STOCK ORDER FORMS

     The Prospectus contains detailed information about the Conversion, the Holding Company and Home, including, but not limited to the following: audited financial statements of Home; historical capitalization of Home; pro forma consolidated earnings and stockholder's equity for the Holding Company and Home; historical and pro-forma regulatory capital; management's discussion and analysis of financial condition and results of operations;

Home's business and management; compensation and other benefits of directors and officers; a description of the Common Stock; certain regulations applicable to Home and the Holding Company; anti-takeover provisions of the Holding Company and Home; and additional information about the business and financial condition of Home. A copy of the Prospectus accompanies this Proxy Statement.

     The Holding Company has filed a registration statement with the SEC on Form S-1 under the Securities Act of 1933, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, the Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.
W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding
Company: the address is (http://www.sec.gov). The statements contained in the Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Home has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Proxy Statement omits certain information contained in such Application. The Application, which includes a copy of Ferguson's independent appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy of Ferguson's independent appraisal is also available for inspection at the Stock Information Center.

     Any questions about the Conversion or the Special Meeting, including questions about proxy voting procedures, should be directed to Home's Stock Information Center at (704) ________.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. SUCH OFFERS ARE MADE ONLY BY THE PROSPECTUS.